Exhibit 21.1
                             Greenbriar Corporation
                                  Subsidiaries

American Care Communities, Inc.                   Wedgwood Retirement Inns, Inc.
American Care Communities of Sanford, Inc.        Wedgwood Terrace, Inc.
American Country Time, Inc.                       Windsor House Florence, Inc.
Berne Village, Inc.                               Windsor House Greenville, LLC
Berne Village Retirement, Inc.                    Windsor House West, Inc.
CareAmerica, Inc.
Crown Pointe, Inc.
Crown Pointe Development-Corona, LP
Graybrier, Inc.
Greenbriar Financial Corporation
Greenbriar Management, Inc.
Greenbriar Payroll Company
Harlingen Retirement LC
Hermiston Assisted Living, Inc.
Kellway Corporation
King City Retirement Corporation
Lewiston Group LLC
Liberty Acquired Brain Injury Habilitation Services, Inc.
MRC Assisted Living, Inc.
Neawanna By The Sea Limited Partnership
Oak Harbor Retirement Center, Inc.
Oak Harbor Retirement Center Partners, LP
Paradise-Greenbriar, Inc.
Residential Healthcare Properties, Inc.
Residential Healthcare Properties of Texas, Inc.
Retirement Housing Associates, LP
Rose Garden Estates, Inc.
Rose Garden Estates, LLC
Rose Tara Plantation, Inc.
Rose Terrace of Wendell, Inc.
Roswell Retirement, LP
Roswell Senior Apartments, Ltd. Co.
Senior Living Management, Inc.
SLM-Oak Park, Inc.
Sweetwater Springs Group, LLC
The Briarcliff at Texarkana, Inc.
The Denison-Greenbriar, Inc.
The Greenbriar at Muskogee, Inc.
The Greenbriar at Sherman, Inc.
The Terrace Retirement, Inc.
Transferco, Inc.
Villa Del Rey-Roswell, LP
Villa Del Rey-Seaside, Inc.
Villa Residential Care Homes-Arlington LP
Villa Residential Care Homes-Corpus Christi South LP
Villa Residential Care Homes-Ft. Worth East, LP
Villa Residential Care Homes-Granbury, LP
Villa Residential Care Homes-Oak Park, LP
VLS & Associates, Inc.